Exhibit 99

                           Press Release

                               Dated

                         November 14, 1996

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Today's Date - November 14, 1996       Contact:  Charles Broadway
                                                 Chief Executive Officer
Release Date:  Immediate

                    Jacksonville Bancorp, Inc.

Jacksonville Bancorp, Inc. (JXVL) has received Office of Thrift Supervision approval to repurchase up to 5% of its outstanding shares, or 133,220 shares, commencing November 15, 1996. The shares will be purchased at the prevailing market prices from time-to-time over a six-month period depending on market conditions.

Charles Broadway, CEO, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company and its subsidiaries. Management believes that the repurchase of its shares represents an attractive investment opportunity which will benefit
Jacksonville and its stockholders.   The repurchased shares will become
treasury shares available for general corporate purposes.

Jacksonville, Bancorp, Inc. is the holding company for Jacksonville Savings and Loan Association and Jacksonville I.H.C. The Jacksonville Savings and Loan operates from its home office in Jacksonville, Texas and through its branches in Tyler, Longview, Palestine, Athens and Rusk. At September 30, 1996 Jacksonville Bancorp, Inc. had $217.8 million in assets and stockholder equity of $35.4 million. The Company currently has 2,664,405 shares outstanding.